Filed pursuant to Rule 424(b)(3)
Registration No. 333-176775

SUPPLEMENT NO. 3
DATED JULY 7, 2015
TO THE PROSPECTUS DATED APRIL 28, 2015
OF INLAND REAL ESTATE INCOME TRUST, INC.

This Supplement No. 3 supplements, and should be read in conjunction with, the prospectus of Inland Real Estate Income Trust, Inc., dated April 28, 2015, as previously supplemented by Supplement No. 1 dated May 6, 2015 and Supplement No. 2 dated June 4, 2015. Unless otherwise defined in this Supplement No. 3, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information updates the section of the prospectus captioned “Plan of Distribution – Status of the Offering,” which is on page 239 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of June 30, 2015.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)

From our sponsor in connection with our formation:	20,000	200,000	—	200,000

Shares sold in the offering:	70,038,599.828	696,972,840	65,964,167	631,008,673

Shares sold pursuant to our distribution reinvestment plan:	1,482,878.494	14,087,344	—	14,087,344

Shares purchased pursuant to our share repurchase program:	(200,277.938)	(1,959,193)	—	(1,959,193)
Total:	71,341,200.384	709,300,991	65,964,167	643,336,824
(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)	Organization and offering expenses, excluding commissions, will not exceed 1.5% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

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